Exhibit 5.1

July 2, 2004

American Power Conversion Corporation
132 Fairgrounds Road
West Kingston, RI  02892

Re:                               Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel for American Power Conversion Corporation, a Massachusetts corporation (the “Company”), in connection with the registration on a Registration Statement on Form   S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of 15,000,000 shares of Common Stock, par value $.01 per share, of the Company (the “Common Stock”), under the Company’s 2004 Long Term Incentive Plan (the “Plan”).

In rendering our opinion, we have examined, and are familiar with, and have relied as to factual matters solely upon, originals or copies certified, or otherwise identified to our satisfaction, of such documents, corporate records or other instruments as we have deemed necessary or appropriate for the purposes of the opinion set forth herein, including, without limitation, (a) the Plan, (b) the Company’s Articles of Organization, as amended, (c) the Company’s By-laws, as amended, (d) the corporate records of the Company to the date hereof, and (e) such other certificates, documents, records and materials as we have deemed necessary in connection with this opinion letter.

We are members only of the Bar of the Commonwealth of Massachusetts and are not experts in, and express no opinion regarding, the laws of any jurisdiction other than the Commonwealth of Massachusetts and the United States of America, and the General Corporation Law of the State of Delaware.

Based upon and subject to the foregoing, we are of the opinion that the shares of Common Stock of the Company issuable pursuant to the Plan are duly authorized and, when issued pursuant to the terms of the Plan and the terms of any agreement relating to such issuance, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ TESTA, HURWITZ & THIBEAULT, LLP

TESTA, HURWITZ & THIBEAULT, LLP